Exhibit 99.1

NEWS RELEASE
For Immediate Release
September 30, 2026

For Further Information Contact:
Charles R. Hageboeck, Chief Executive Officer and President
(304) 769-1102

City Holding Company Appoints Jessica Alsop to Board of Directors

Charleston, West Virginia – City Holding Company, the “Company” (NASDAQ: CHCO), has appointed Jessica Alsop to its Board of Directors. Alsop’s appointment is effective immediately and she will stand for election by the shareholders at the next annual meeting scheduled for April 2027. The Board of Directors expects to recommend Alsop as a Class I director, whose terms shall expire at the annual meeting of shareholders in 2030.

After receiving her undergraduate degree from West Virginia University, she earned a Juris Doctor from WVU College of Law and an LL.M. in Taxation from New York University School of Law.

Alsop has served as West Virginia University Health System’s senior vice president and chief legal officer since 2019. She joined WVU Health System in 2015 and previously served as assistant vice president and senior corporate counsel. Prior to this, she worked as in-house counsel for Noble Energy and in private practice for 12 years with Jackson Kelly, where she served on the Executive Committee and as the chair of Recruiting Committee.

“We are thrilled to welcome Jessica to our board of directors,” said City Holding Company Chairman of the Board Dallas Kayser. “Her exceptional legal expertise, corporate governance experience and commitment to community leadership align with City’s values and bring an insightful perspective to our boardroom.”

Alsop serves her community in many ways, including her current role as vice chair of the Board of Directors at The Education Alliance. Previously, she has served on the Board of Directors of United Way of Monongalia & Preston Counties and Children’s Therapy Clinic, as well as the Board of Trustees of the University of Charleston.

City Holding Company is a $6.8 billion bank holding Company headquartered in Charleston, WV. City Holding Company is the parent company of City National Bank of West Virginia. City National operates 95 branches across West Virginia, Kentucky, Virginia and Ohio.
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